Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

June 3, 2009	Contact:	Helen W. Cornell
Executive Vice President, Finance and CFO
(217) 228-8209

MICHAEL C. ARNOLD JOINS GARDNER DENVER, INC. BOARD OF DIRECTORS
QUINCY, IL (June 3, 2009) — Gardner Denver, Inc. (NYSE: GDI) announced today that its Board of Directors appointed Mr. Michael C. Arnold to serve as an independent director of the Company until the 2012 annual meeting of its stockholders and until his successor is duly appointed and qualified. Mr. Arnold will serve on the Board’s Management Development and Compensation Committee. The addition of Mr. Arnold expands the Company’s Board to nine members.
Mr. Arnold is the Executive Vice President and President of the Bearings and Power Transmission Group at The Timken Company, a publicly held manufacturer of innovative friction management and power transmission products and services. Mr. Arnold joined Timken in 1979 and has held a series of senior management positions, including President of Timken’s former Industrial Group, a position he held from 1999 to 2007 when he was promoted to his current position. Mr. Arnold earned a B.S. degree in mechanical engineering and a Master’s degree in sales and marketing, both from The University of Akron. He also completed the Advanced Management Program at Harvard University.
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Gardner Denver, Inc., with 2008 revenues of approximately $2.0 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.GardnerDenver.com).

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